Exhibit 99.1

Lionsgate Announces Pricing of $520 Million of Senior Notes and
Allocation of $2.0 Billion Term Loan B Credit Facility

SANTA MONICA, CA and VANCOUVER, BC, October 13, 2016 – Lionsgate (NYSE: LGF) (the “Company” or “Lionsgate”) announced today that it has priced a private offering of $520 million of senior notes due 2024 (the “Notes”). The Notes will bear interest at a rate of 5.875% per annum. The unaudited pro forma condensed combined financial statements reflecting the proposed merger with Starz included in the Company’s Form S-4 filed on August 1, 2016, as amended, had assumed that the Notes would bear interest at a rate of 7.5% per annum.

The Company also announced today that the lead arrangers for its new proposed senior secured credit facilities have allocated the loans under the Company’s $2.0 billion term loan B facility (the “Term Loan B” and, together with the Company’s proposed $1.0 billion revolving credit facility (the “Revolver”) and the Company’s $1.0 billion term loan A facility (the “Term Loan A”), the “Senior Credit Facilities”). The Company expects that the Term Loan B will be issued at 99.5% and will bear interest at a rate per annum equal to LIBOR (subject to a LIBOR floor of 0.75%) plus 3.00%.

The unaudited pro forma condensed combined financial statements included in the Company’s Form S-4 had assumed that the Term Loan B would be in the amount of $1.9 billion, would be issued at 100% and would bear interest at a rate per annum equal to LIBOR (with a LIBOR floor of 0.75%) plus 3.75%. Consistent with the unaudited pro forma condensed combined financial statements included in the Company’s Form S-4, the Company continues to expect that the Revolver and the Term Loan A will initially bear interest at a rate per annum equal to LIBOR plus 2.50%, subject to reductions in the interest rate of up to 50 basis points (two reductions of 25 basis points each) upon achievement of certain net first lien leverage ratios.

The Company expects to use the proceeds of the Notes, Term Loan A and Term Loan B, as well as a portion of the Revolver currently expected to be $50 million (which was assumed to be $150 million in the unaudited pro forma condensed combined financial statements included in the Company’s Form S-4) to finance a portion of the consideration for its proposed merger with Starz (the “Merger”) and the associated transactions. The Notes will initially be issued by LG FinanceCo Corp., a newly formed subsidiary of the Company, and the proceeds will be held in escrow pending the consummation of the Merger. The commitments in respect of the Senior Credit Facilities and the terms and conditions thereof (including the applicable interest rates) remain subject to the execution of definitive documentation, which is expected to occur concurrently with or in advance of the consummation of the Merger.

The offering of the Notes is expected to close on October 27, 2016, subject to customary closing conditions.

The Notes are being offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside of the United States pursuant to Regulation S under the Securities Act of 1933.

The Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT LIONSGATE

Lionsgate is a premier next generation global content leader with a diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, international distribution and sales, branded channel platforms, interactive ventures and games, and location-based entertainment.  The Company has nearly 80 television shows on 40 different networks spanning its primetime production, distribution and syndication businesses.  These include the ground-breaking hit series Orange is the New Black, the fan favorite drama series Nashville, the syndication success The Wendy Williams Show, the hit drama The Royals, the Golden Globe-nominated dramedy Casual and the breakout success Greenleaf.

The Company's feature film business spans eight labels and includes the blockbuster Hunger Games franchise, the Now You See Me and John Wick series, Nerve, CBS Films/Lionsgate’s Hell or High Water, Sicario, Roadside Attractions' Love & Mercy and Mr. Holmes, Codeblack Films' Addicted and breakout concert film Kevin Hart: Let Me Explain and Pantelion Films' Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as a foundation for the

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growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world. www.lionsgate.com

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For further information, Investors should contact:

James Marsh

310-255-3651

jmarsh@lionsgate.com

For Media inquiries, please contact:

Peter Wilkes

310-255-3726

pwilkes@lionsgate.com

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any offer, solicitation or sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Caution Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the financing of the proposed transaction, the benefits of the proposed transaction, the merger parties’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: the substantial investment of capital required to produce and market films and television series; increased costs for producing and marketing feature films and television series; budget overruns, limitations imposed by Lionsgate’s or Starz’s credit facilities and notes; unpredictability of the commercial success of Lionsgate’s or Starz’s motion pictures and television programming; risks related to Lionsgate’s or Starz’s acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets, including individual films or libraries; the cost of defending Lionsgate’s or Starz’s intellectual property; technological changes and other trends affecting the entertainment industry; the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Lionsgate’s ability to complete the acquisition and integration of Starz successfully; litigation relating to the transaction; and other factors that may affect future results of Lionsgate and Starz. Additional factors that could cause results to differ materially from those described above can be found in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2016, and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Corporate” section of Lionsgate’s website, http://www.lionsgate.com, under the heading “Reports” and in other documents Lionsgate files with the SEC, and in Starz’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2016 and June 30, 2016, each of which is on file with the SEC and available in the “Starz Corporate” section of Starz’s website, http://www.Starz.com, under the subsection “Investor Relations” and then under the heading “SEC Filings” and in other documents Starz files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Lionsgate nor Starz assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

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Important Additional Information

In connection with the proposed transaction, Lionsgate has filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Lionsgate and Starz and a Prospectus of Lionsgate, as well as other relevant documents concerning the proposed transaction. The registration statement has not yet become effective and the Joint Proxy Statement included therein is in preliminary form. The proposed transaction involving Lionsgate and Starz will be submitted to Starz’s stockholders and Lionsgate’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF LIONSGATE AND STOCKHOLDERS OF STARZ ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Lionsgate and Starz, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to James Marsh, Senior Vice President of Lionsgate Investor Relations, 2700 Colorado Avenue, Santa Monica, California, 90404, or at (310) 255-3651, or to Starz, 8900 Liberty Circle, Englewood, Colorado 80112, or at 1-855-807-2929.

Participants in the Solicitation

Lionsgate, Starz, and certain of their respective directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Lionsgate’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on July 28, 2016, and certain of its Current Reports on Form 8-K.  Information regarding Starz’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on April 29, 2016, and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Free copies of this document may be obtained as described in the preceding paragraph.

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